                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)/1/




                             Allegheny Technologies, Inc.
       ----------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
               -------------------------------------------------
                        (Title of Class of Securities)


                                 01741R 10 2
       ----------------------------------------------------------------
                                (CUSIP Number)

                               April 13, 2000
       ----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [   ]     Rule 13d-1(b)
 [ X ]     Rule 13d-1(c)
 [   ]     Rule 13d-1(d)


                        (Continued on following pages)
                               Page 1 of 7 Pages


-----------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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        -------------------------                     -------------------------
        CUSIP No. 01741R 10 2           13G           Page 2 of 7 Pages
        -------------------------                     -------------------------

- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

         Singleton Group LLC, I.R.S. No. 95-4786924
- ------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

         Delaware
- ------------------------------------------------------------------------------

     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                                    0
                     -----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                                    5,775,000
                     -----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                                    0
                     -----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                                    5,775,000
- ------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,775,000
- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       [  ]
         Not Applicable
- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.8% of outstanding shares (based on the number of shares outstanding as of March 15, 2000 as reported on Allegheny Technologies, Inc.'s Definitive Proxy Statement filed with the Securities and Exchange Commission ("SEC") on March 21, 2000).
- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
- ------------------------------------------------------------------------------

        -------------------------                     -------------------------
        CUSIP No. 01741R 10 2           13G           Page 3 of 7 Pages
        -------------------------                     -------------------------

- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON


         William W. Singleton
- ------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------

     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                                    0
                     -----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                                    5,775,000
                     -----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                                    0
                     -----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                                    5,775,000
- ------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,775,000
- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       [  ]
         Not Applicable
- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.8% of outstanding shares (based on the number of shares outstanding as of March 15, 2000 as reported on Allegheny Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on March 21, 2000).
- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
- ------------------------------------------------------------------------------

        -------------------------                     -------------------------
        CUSIP No. 01741R 10 2           13G           Page 4 of 7 Pages
        -------------------------                     -------------------------

- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON


         Donald E. Rugg
- ------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

         United States
- ------------------------------------------------------------------------------

     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                                    158
                     -----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                                    5,775,000
                     -----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                                    158
                     -----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                                    5,775,000
- ------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,775,158
- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       [  ]
         Not Applicable
- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.8% of outstanding shares (based on the number of shares outstanding as of March 15, 2000 as reported on Allegheny Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on March 21, 2000).
- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
- ------------------------------------------------------------------------------

        -------------------------                     -------------------------
        CUSIP No.   01741R 10 2          13G          Page 5 of 7 Pages
        -------------------------                     -------------------------



ITEM 1(a).        NAME OF ISSUER.

         Allegheny Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         1000 Six PPG Place
         Pittsburgh, Pennsylvania  15222-5479

ITEMS 2(a)        NAME OF PERSON FILING; ADDRESS OF
AND 2(b).         PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         Singleton Group LLC
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

         William W. Singleton
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

         Donald E. Rugg
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

ITEM 2(c).        CITIZENSHIP.

         The Singleton Group LLC is a Delaware limited liability company. William W. Singleton and Donald E. Rugg are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

         Common Stock, $.10 par value per share.

ITEM 2(e).        CUSIP NUMBER.

         01741R 10 2


ITEM 3.           FILINGS PURSUANT TO RULES 13D-1(b) OR 13D-2(b):

         N/A.

ITEM 4.           OWNERSHIP.

         The Survivor's Trust of the Singleton Family Trust (the "TRUST") is transferring 5,775,000 shares (the "SHARES") of the common stock, $.10 par value per share (the "COMMON STOCK"), of Allegheny Technologies, Inc. (the "COMPANY") to the Singleton Group LLC, a Delaware limited liability company of which the Trust is the sole member. William W. Singleton, Donald E. Rugg, and Caroline W. Singleton (who is filing separately) share voting and dispositive power with respect to the Shares in their capacity as managers of the LLC and may be considered a group for the purposes of Section 13(d) of the Exchange Act.

Each of the Singleton Group LLC, William W. Singleton, and Donald E. Rugg ("REPORTING PERSONS") may be deemed to beneficially own at least 5,775,000 shares of Common Stock, which constitute 6.8% of the outstanding shares of Common Stock (based on the number of shares outstanding as of March 15, 2000 as reported on Allegheny Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on March 21, 2000). The Reporting Persons share voting and dispositive powers with respect to 5,775,000 shares of Common Stock. Donald E. Rugg owns an additional 158 shares of Common Stock directly, with respect to which he has sole voting and dispositive power.

        -------------------------                     -------------------------
        CUSIP No. 01741R 10 2               13G       Page 6 of 7 Pages
        -------------------------                     -------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         N/A.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                            [Signature Page Follows]


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        -------------------------                     -------------------------
        CUSIP No.   01741R 10 2          13G          Page 7 of 7 Pages
        -------------------------                     -------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  April 19, 2000                  Singleton Group LLC, a Delaware
                                        limited liability company


                                        By:   /s/ CAROLINE W. SINGLETON
                                            ------------------------------------
                                              Caroline W. Singleton, Manager


                                              /s/ WILLIAM W. SINGLETON
                                        ----------------------------------------
                                                  William W. Singleton


                                              /s/ DONALD E. RUGG
                                        ----------------------------------------
                                                  Donald E. Rugg


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